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                                                  OMB Number 3235-0104
                                            Expires: December 31, 2001
                                              Estimated average burden
                                        hours per response ....... 0.5
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                U.S. SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                                FORM 3

       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940



======================================================================
1. Name and Address of Reporting Person


   IEO Holdings Limited
----------------------------------------------------------------------
   (Last)               (First)                 (Middle)

   Hunkins Waterfront Plaza, Main Street, P.O. Box 556
----------------------------------------------------------------------
                                    (Street)

   Charlestown,  Nevis, West Indies
----------------------------------------------------------------------
   (City)               (State)                 (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

   08/30/99

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3. IRS Identification Number of Reporting Person,
   if an entity (voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   Visual Edge Systems, Inc. (EDGE)

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5. Relationship of Reporting Person(s) to Issuer
  (Check all applicable)

   [   ]   Director                     [ X ]   10% Owner
   [   ]   Officer (give title below)   [   ]   Other (specify below)


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6. If Amendment, Date of Original (Month/Day/Year)

   N/A

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7. Individual or Joint/Group Filing (Check Applicable Line)
   [ X ] Form filed by One Reporting Person
   [   ] Form filed by More than One Reporting Person

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-----------------------------------------------------------------------




=================================================================================================================================
Table I -- Non-Derivative Securities Beneficially Owned
=================================================================================================================================

                                            2.                       3.
1.                                          Amount of Securities     Ownership Form
Title of Security                           Beneficially Owned       Direct (D) or        4.
(Instr. 4)                                 (Instr. 4)                Indirect (I)         Nature of Indirect Beneficial Ownership
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
Common Stock                                       40,417(1)                 D
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Common Stock                                    9,852,978(2)                 D
---------------------------------------------------------------------------------------------------------------------------------

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(1) These securities are owned solely by IEO Holdings Limited, which may deemed to be a member of a "group" with
    Infinity Investors Limited, Glacier Capital Limited and Summit Capital Limited for purposes of Section 13(d) of the Exchange Act.
---------------------------------------------------------------------------------------------------------------------------------
(2) These securities are owned solely by IEO Holdings Limited, Glacier Capital Limited and Summit Capital Limited.

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=================================================================================================================================
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, See Instruction
  5(b)(v).




FORM 3 (continued)



Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

====================================================================================================================================
                                                      3.
                                                      Title and Amount
                              2.                      of Securities
                              Date Exercisable and    Underlying                            5.
                              Expiration Date         Derivative Security     4.            Ownership
                              (Month/Day/Year)        (Instr. 4)              Conversion    Form of            6.
1.                            --------------------    -------------------     or Exercise   Derivative         Nature
Title of                      Date       Expira-                Amount or     Price of      Security:          of Indirect
Derivative Security           Exer-      tion                   Number of     Derivative    Direct (D)         Beneficial
(Instr. 4)                    cisable    Date         Title     Shares        Security      or Indirect (I)    Ownership
---------------------------------------------------------------------------------------------------------------------------------

Series A-2 Convertible
 Preferred Stock               12/29/98   N/A          Common          4,433(1)              (2)                 D
                                                        Stock
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1.25% Convertible Notes         6/13/97   6/13/00      Common     $1,500,000(1)              (2)                 D
                                                        Stock
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(1)  These securities are owned by Infinity Investors Limited, Glacier Capital Limited and Summit Capital Limited, which may be deemed to be members of a "group" with IEO Holdings Limited for purposes of Section 13(d) of the Exchange Act.

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(2)  The number of shares of common stock available upon conversion of these securities is indeterminable, as such calculation is based on a floating market price.  In addition, as of August 30, 1999, the Issuer had no additional authorized shares of common stock, thereby leaving no shares available to be issued upon any such conversion unless and until the Issuer's charter is amended.
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=================================================================================================================================

Explanation of Responses:



   IEO HOLDINGS LIMITED

   By:  /s/ STUART CHASANOFF                        September 9, 1999
      ------------------------------------          ------------------
       As Attorney-in-Fact pursuant to the                Date
       Power of Attorney attached herewith
       as Attachment A

    **Signature of Reporting Person



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.

                         ATTACHMENT A
                         ------------


                      POWER OF ATTORNEY AND
                  APPOINTMENT OF REPRESENTATIVE

     To facilitate the expeditious administration of the business of INFINITY INVESTORS LIMITED, IEO HOLDINGS LIMITED, GLACIER CAPITAL LIMITED and SUMMIT CAPITAL LIMITED (collectively the "Funds") the undersigned hereby irrevocably designate and appoint STUART CHASANOFF and BARRETT WISSMAN, and each of them, as their agents and true and lawful attorney to make, sign, execute, swear to and acknowledge, amend, file, record, deliver and publish any documents and instruments necessary to consummate certain transactions concerning VISUAL EDGE SYSTEMS, INC. including, without limitation, that certain Voting Agreement between Infinity Investors Limited and Marion Interglobal, Ltd., any instruments or documents required to be registered or filed with the Securities and Exchange Commission, and/or the State of Delaware, and any and all documents concerning the ownership, management, voting or disposition concerning the securities of the Company held by the Funds.

     The existence of this Power of Attorney shall not preclude execution of any such instrument by the undersigned on any such matter. This Power of Attorney shall not be revoked and is coupled with an interest.

     Any person dealing with the undersigned may conclusively presume and rely upon the fact that any such instrument executed by such agent and attorney-in-fact is authorized, regular and binding without further inquiry.

     DATED July 30, 1999.

                         INFINITY INVESTORS LIMITED


                         By: /s/ J.A. LOUGHRAN
                             --------------------------
                         Name:  J.A. Loughran
                               ------------------------
                         Title:  Director
                               ------------------------


                         IEO HOLDINGS LIMITED


                         By:  /s/ SUZANNE SHEEHY
                            ---------------------------
                         Name:  Suzanne Sheehy
                              -------------------------
                         Title: Director
                               ------------------------


                         SUMMIT CAPITAL LIMITED


                         By:  /s/ J.A. LOUGHRAN
                            --------------------------
                         Name:  J.A. Loughran
                               -----------------------
                         Title:  Director
                                ----------------------


                         GLACIER CAPITAL LIMITED


                         By: /s/ J.A. LOUGHRAN
                             --------------------------
                         Name: J.A. Loughran
                             --------------------------
                         Title:  Director
                               ------------------------